Exhibit 99.1

“Imagine a future where dermatologists can offer patients non - invasive biopsies, a combination of optical technologies just finding their roles today…” - Daniel M. Siegel, MD P ast President of the American Academy of Dermatology, March 2013 AAD Presidential Address 1

This presentation contains statements about Lucid, Inc. operating as Caliber Imaging and Diagnostics, Inc. or Caliber I.D. future expectations, plans and prospects that constitute forward - looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended, including statements concerning the Company’s strategic goals and objectives relating to, among other things: geographic and market expansion; new product opportunities; sales and marketing initiatives; and research and development and financial projections. Actual results may differ materially from those indicated by these forward - looking statements as a result of various important factors, including risks relating to: the Company’s ability to successfully obtain and maintain regulatory approvals, develop and market existing and new products, maintain key intellectual property rights, manage competitive pressures, successfully execute on its plans and strategies for growth, and overcome adverse economic and market conditions, as well as those factors described in “Risk Factors” and elsewhere in the Company's Annual Report on Form 10 - K for the year ended December 31, 2012 and any subsequent Quarterly R eports on Form 10 - Q filed to date.. The forward - looking statements included in this presentation represent the Company's views as of the date of this presentation. The Company anticipates that subsequent events and developments will cause its views to change. While the Company may elect to update these forward - looking statements in the future, the Company specifically disclaims any obligation to do so. These forward - looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this presentation. Safe Harbor 2

• Caliber I.D. enables real time, non - invasive imaging at the cellular level. • New handheld device expected to lead to significant revenue growth. • The FDA cleared VivaScope ® System is a platform technology with multiple applications in skin disorders, the global research market and other specialties. • Regulatory approvals in all major markets. • Proven technology with over 450 units shipped. • M ore than 300 independently sponsored studies or publications. • Contracting for physician reimbursement with U.S. payers expected to commence in 6 - 12 months. • Attractive valuation when considering the market opportunity. Caliber Imaging & Diagnostics, Inc. (LCDX) Investment Highlights 3

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# FDA-Cleared Cellular Imaging and Diagnosis Technology

- Optical biopsy.
- Non-invasive.
- In-vivo cellular level analysis.
- Fast, painless diagnosis.


Reflectance Confocal Microscopy
(RCM)
VivaScope® 3000
Confocal Imager
VivaScope® 1500
Confocal Imager

<u>FDA Clearance Indications for Use Statement (Class II, 510k):</u>
"The VivaScope System is intended to acquire, store, retrieve, display, and transfer in vivo images of tissue, including blood, collagen and pigment, in exposed unstained epithelium and the supporting stroma for review by physicians to assist in forming a clinical judgment."

CALIBER

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# Technology Platform Drives Multiple Imaging Devices

## Product Portfolio is a Full Suite of Complementary Devices

| In-Vivo Cellular Imager | In-Vivo Cellular Imager | Ex-Vivo Cellular Imager | Telepathology |
|---|---|---|---|
|  |  |  |  |
| VivaScope® 1500<br>FDA 510(k) cleared | VivaScope® 3000<br>FDA 510(k) cleared | VivaScope® 2500<br>FDA Class 1 Device | VivaNet/VivaLAN<br>FDA Class 1 Device |

**Technology protected with extensive patents**

**58** global patents issued and **20** patents pending

CALIBER I.D.

IMAGING & DIAGNOSIS ON A CELLULAR LEVEL

Patents 58 global patents issued and 20 patents pending Patented core technology with ancillary blocking patents that make the technology clinically viable and effectively protect our intellectual property for years to come. Patents cover: • T he imaging system technology. • I n - vivo and ex - vivo disease screening, diagnosis, treatment and therapy monitoring. • Tissue stabilization. • Image capture and mosaicing . • Image transfer, storage, viewing and retrieval. 6

“ No other method allows a comparably fast, painless, and reliable diagnosis of various malignant skin tumors. ” 1 Regulatory Approvals In All Major Markets Canada Brazil Australia United States Europe Israel Russia Turkey Korea China Source: 1 AWMF (2011): S1 - Leitlinie Konfokale Lasermikroskopie in der Dermatologie (S1 Guideline for Confocal Laser Scanning Microscopy in Dermatology). 7

The Problem Today in the United States, clinical diagnosis of skin disease is performed primarily by eye, resulting in low clinical accuracy. • As many as 50 biopsies may be performed to find one melanoma. • ABCDE rules for evaluation A - symmetry B – border C – color D – diameter E – evolving • Suspicious lesions are biopsied. Malignant Melanoma Benign Mole 8

Skin Cancer Statistics • Approximately 12 million skin biopsies are performed per year. • Globally , one in three cancer diagnoses is skin cancer. 1 • One in five Americans will develop skin cancer in his/her lifetime. 2 • Australia has the highest skin cancer incidence in the world with two out of three diagnosed before the age of 70. 3 • Over the past 30 years, more people have had skin cancer than all other cancers combined. 4 • The global incidence of melanoma continues to rise at a rate faster than that of any of the seven most common cancers. 5 • In the past 30 years, the incidence of squamous cell carcinoma among women under age 40 has increased almost 700 percent. 6 • In 2004, the total direct cost associated with the treatment for non - melanoma skin cancer was $1.5 billion. 7 • Nearly 80% of all skin biopsies performed in primary care are benign. 8 9

• Image down into living tissue, layer by layer. • Cellular resolution comparable to histology. • Diagnose a variety of skin diseases and disorders. • Sample the entire lesion instead of a small part. VivaScope Technology is Creating a Real - Time, Non - Invasive Approach to Diagnosis 10

The U.S. Markets With an additional 200,000 general practitioners, the addressable market is in excess of $10B. 25% Potential Annual Recurring Revenue Stream in: • Consumables • Service • Image Transfer/Storage Addressable Systems Market >$1B Dermatology 8,500 U.S. Offices Research 1,454 U.S. ISO Certified Labs Surgical 5,100 US Surgical Hospitals 11

Sales Strategy Aggressively pursue: • U.S . dermatology practices once physician reimbursement is available. • OEM skin cancer therapy monitoring applications. • Accountable Care Organizations (ACOs). • S kin care product development. • S urgical applications. • Distribution channels for each targeted market. 12

Cosmetic – Proctor & Gamble – Johnson & Johnson – Shiseido – L'Oréal Academia – Rice – Texas A&M – Yale – MGH Installed Base of Devices Already Established • Our current customers include some of the most well respected Fortune 500 companies, academic institutions and private practices. • Over 300 units shipped into commercial research and academia markets and 125 units placed into Dermatologists offices worldwide. Clinical – Memorial Sloan - Kettering Cancer Center – University of Miami Dermatology – University of Connecticut – Skin and Cancer Associates – Rao Dermatology 13

Distributor Territory Mavig GmbH Europe/ Mid - East Emdutos Brazil Integral Japan TBD Australia ConBio China Shin Chen Instrument Taiwan True Systems South Korea Filtech Enterprise Thailand Direct North America Partnerships provide a low cost distribution model eliminating the need to build a dedicated sales force. Extensive Distribution Network Established with Strong Global Partners Canada Brazil Australia Japan China Europe United States 14

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# Studies in Process

- In-Vivo, Multi-Center Pigmented Lesion Study.
- In-Vivo Classification of the Features of Basal Cell Carcinoma, comparing the VivaScope 1500 and the VivaScope 3000.
- In-Vivo Diagnosis of Basal Cell Carcinoma.
- Identification of Tissues Ex-Vivo During Thyroid Surgery.
- Identification of Parathyroid Glands In-Vivo During Thyroid Surgery.
- In-Vivo Quantification of Meissner's Corpuscles in Diabetics for the Detection of Sensory Neuropathy.

Please see www.vivascope-pub.com for a comprehensive library of journal articles.

CALIBER I.D.
IMAGING & DIAGNOSIS ON A CELLULAR LEVEL

Wherever you are in the continuum of tissue diagnosis , Caliber I.D. is best in class ! Summary • Caliber I.D. offers an FDA approved non - invasive platform that enables imaging on a cellular level. • This major innovation redefines the field of tissue diagnosis. • The VivaScope ® platform of imaging devices allows us to address multiple applications in a variety of medical and research markets . 16

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# Footnote References

<u>*Slide 9*</u>

*1 World Skin Cancer Foundation.*

*2 Robinson, JK. Sun exposure, sun protection, and vitamin D. JAMA 2005; 294:1541-43.*

*3 Australian Institute of Health and Welfare and Australasian Association of Cancer Registries (2004).*

*4 Stern, RS. Prevalence of a history of skin cancer in 2007: results of an incidence-based model. Arch Dermatol 2010; 146(3):279-282.*

*5 Ries LAG, Melbert D, Krapcho M, Stinchcomb DG, Howlader N, Horner MJ, et al. (eds). SEER cancer statistics review, 1945-2005. National Cancer Institute.*

*6 Christenson LJ, Borrowman TA, Vachon CM, et al. Incidence of basal cell and squamous cell carcinomas in a population younger than 40 years. JAMA 2005.*

*7 Bickers DR, Lim HW, Margolis D et al. The burden of skin diseases: 2004 a joint project of the American Academy of Dermatology Association and the Society for Investigative Dermatology. J Amer Acad Dermatol 2006; 55(3):490-500.*

*8 Bolognia JL, Berwick M, Fine JA. Complete follow-up and evaluation of a skin cancer screening in Connecticut. J Am Acad Dermatol 1990;23:1098–106.*

CALIBER I.D.
IMAGING & DIAGNOSIS ON A CELLULAR LEVEL